Exhibit 10.4
14th June 2021

Dev Stahlkopf
[***]

Dear Dev,

I’m delighted to offer you a role at Cisco, where you’ll be joining 70,000+ people who are powering an inclusive future for all, people just like you.

If you decide to join us, we offer something exceptional – it’s called Our People Deal. It is all about what Cisco will offer you, and what we ask of you in return. Below you’ll find the beginning of what Cisco has for you.

We're offering you an exempt position as a Executive Vice President, Chief Legal Officer, Grade Level 101 in 020 - Cisco Systems, Inc., subject to the appointment by the Board of Directors of Cisco. You'll report to me, Chuck Robbins - [***] and you'll start in our Bellevue, Washington, US office.
When you’ll start
We’re planning for you to start on 2-Aug-2021 (hiring date). If this date won’t work for you, please contact Chuck Robbins ([***]) or Fran Katsoudas ([***]) with the date you prefer and we can discuss options. You just need to make sure it is at least two weeks after we receive all your signed documents.
What you'll be paid
•Your salary will be USD $675,000.00 per year, which equals USD $25,961.54, paid every other week.

•You will be eligible to participate in the Executive Leadership Team Incentive Plan starting in Fiscal Year 2022 (Fiscal Year begins August 1, 2021) if you meet all the eligibility requirements as stated in the plan summary with an expected Bonus Target of 160% of your fiscal 2022 base salary.

•You will be eligible to participate in the Deferred Compensation Plan and you will receive enrollment materials after you commence employment.

•To welcome you to the team, we’ll also give you a sign-on bonus of USD $2,200,000.00. This is taxable. We’ll pay you the sign-on bonus within 30 days after your first day. If you voluntarily terminate your employment for any reason or if your employment is terminated for Cause (as defined in the Cisco Systems, Inc. 2005 Stock Incentive Plan (the “2005 Plan”)) within twenty-four months of your start date, you must repay the sign-on bonus on a pro-rated basis.

A copy of the Sign-On Bonus Acknowledgment Clause has been included below for your review and signature.

•Subject to approval by the Compensation and Management Development Committee of the Board of Directors of Cisco Systems, Inc. (the “Committee”), you will receive a Cisco new hire equity award of time-based restricted stock units with an approximate grant date fair value of USD $2,000,000.00 under the 2005 Plan.

Exhibit 10.4

Your new hire time-based restricted stock units will vest over four years with 25% of your restricted stock units vesting at the first company defined vesting date following the one-year anniversary from the grant date with 6.25% vesting quarterly thereafter, subject to your continuous service through each vesting date.

Your new hire time-based restricted stock units shall also be subject to further terms and conditions set forth in your grant agreements that will be provided to you by Cisco. You will receive a notification from Global Stock Plan Services asking you to accept your grant agreements.

•Subject to approval by the Committee, you will receive a Cisco sign-on equity award with an approximate grant date fair value of USD $3,100,000.00, which will be comprised of performance-based restricted stock units with an approximate grant date fair value of USD $1,550,000.00 and time-based restricted stock units with an approximate grant date fair value of USD $1,550,000.00, in each case under the 2005 Plan.

Your sign-on performance-based restricted stock units will be subject to the same terms and conditions as the annual performance-based restricted stock units that will be made to similarly situated executives as part of the fiscal 2022 refresh equity grant program (typically granted in September).

Your sign-on time-based restricted stock units will vest over four years with 25% of your restricted stock units vesting at the first company defined vesting date following the one-year anniversary from the grant date with 6.25% vesting quarterly thereafter, subject to your continuous service through each vesting date.

Your sign-on performance-based restricted stock units and time-based restricted stock units shall also be subject to further terms and conditions set forth in your grant agreements that will be provided to you by Cisco. You will receive a notification from Global Stock Plan Services asking you to accept your grant agreements.

•Management will recommend that the Committee approve for you a fiscal 2022 refresh equity award with a target grant date fair value of USD $6,000,000 to be granted at the same time the fiscal 2022 refresh equity awards are granted to similarly situated executives (typically granted in September), subject to you remaining actively employed by Cisco on such grant date and further subject to the same terms and conditions of the fiscal 2022 refresh equity awards to similarly situated executives.

What happens next?

Dev, please signify your acceptance of our offer by signing and emailing the offer and the attached declaration to Emerald Cacas, [***], on or before the acceptance deadline of seven days following the date of this letter. If you accept the offer, you'll get access to our hiring portal, "My Documents Space", where you’ll find more about what you need to get started on your Cisco career journey.

Get in touch if you have any questions. Reach out to me personally, or your recruiter, who is also a great source of information. It’s been a pleasure getting to know you, Dev. I look forward to having you on our team!

Welcome to Cisco!

Chuck Robbins - [***]
Chairman and Chief Executive Officer

Exhibit 10.4
Terms and Conditions
Before you start:

•Work Authorization: This offer is contingent upon proof of your right to work in UNITED STATES. If you require sponsorship by Cisco to obtain work authorization, you must let your recruiter know immediately. Also, please be aware not every position or individual qualifies for visa sponsorship.

•Background Verification: This offer of employment and any consequent employment relationship is contingent upon a satisfactory background verification. We're assuming that the education and employment history you provided is accurate. Any false information provided by you or at your request may result in immediate termination of your employment with no compensation to you.

•Possible Delay to Start Date: If your background check or work authorization are delayed, we’ll likely need to postpone your start date.

•Conflicts of Interest: An attached form explains the policy. Once you’ve read it, if you think that working with us could create a conflict of interest, you should immediately contact Emerald Cacas - [***] or Karla Samdahl - [***].

•You acknowledge and agree that, during the entirety of your employment, you will comply with the Cisco Code of Business Conduct (“COBC” for short) and related policies (as may be amended by Cisco from time to time). The COBC explains our Company’s ethical values and culture, and the current version can be found at: https://investor.cisco.com/investor-relations/governance/code-of-conduct/default.aspx

A few last things to note
This offer is not a guarantee. While we certainly hope that you'll have a long and successful career with us, employment with Cisco is employment at-will. That means both you and Cisco can end the employment relationship at any time, with or without cause or notice.

In accepting this offer, you agree to everything specified in this letter and attached documents, not to what your recruiter, hiring manager, or others at Cisco may have communicated before.

Once you’ve signed it, the terms of this agreement can only change if there is subsequent written agreement from Cisco signed by you.

Sign here to signify you accept this offer on the terms above:

/s/ Dev Stahlkopf	6/14/2021
Dev Stahlkopf	Date
Start Date: 02-Aug-2021

The Following must be returned for your acceptance to be complete:
• Signed Clauses (if applicable)

For Official Use Only:
020 - Cisco Systems, Inc.
EVP, Chief Legal Officer
101
Bellevue, Washington, US

Exhibit 10.4
SIGN-ON BONUS ACKNOWLEDGMENT CLAUSE

I have read and understand the Cisco Systems, Inc. Sign-On Bonus Policy. I further understand that I have not earned the Sign-On Bonus that I have received until I have completed twenty-four months of employment. Thus, in the event that I resign my employment for any reason prior to the completion of two (2) years of service, I agree to return to Cisco Systems, Inc. the Sign-On Bonus paid to me. The amount to be returned will be reduced on a pro-rata basis for each completed month of service.

For example, if I terminate employment with Cisco after 6 months, I agree to repay Cisco USD $1,650,000.00 (18/24 of USD $2,200,000.00). If I terminate employment with Cisco after 18 months, I agree to repay Cisco USD $550,000 (6/24 of USD $2,200,000.00). If my employment with Cisco terminates prior to two years of service, I will execute an authorization at the time of termination of my employment authorizing Cisco Systems, Inc. to withhold from my final paycheck any Sign-On Bonus reimbursement due to Cisco Systems, Inc. as described above, unless otherwise restricted by local law. In the event the reimbursement amount I owe Cisco Systems, Inc. is greater than the amount of my final paycheck, I agree to pay the balance in full to Cisco Systems, Inc. within thirty (30) days of my termination date.

In the event of involuntary termination due to performance issues and/or job restructuring, no reimbursement is required.

/s/ Dev Stahlkopf	6/14/2021
Dev Stahlkopf	Date